UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2006

RICHARDSON ELECTRONICS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-12906 (Commission File Number)	36-2096643 (IRS Employer Identification Number)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois (Address of Principal Executive Office)	60147-0393 (Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 4, 2006, the Company announced the resignation of Arthur R. Buckland from the Company as President, Chief Operating Officer and Board Member. On May 9, 2006, the Company entered into a Termination Agreement and General Release (the “Termination Agreement”) with Mr. Buckland.

The Termination Agreement formalizes the terms of the termination of the Employment, Nondisclosure and Non-Compete Agreement, dated as of March 1, 2006, between the Company and Mr. Buckland (the “Employment Agreement”). A summary of material terms of the Employment Agreement is included in Item 1.01 of the Company’s Current Report on Form 8-K dated March 1, 2006, and filed with the SEC on March 3, 2006, and is incorporated by reference herein.

Under the terms of the Termination Agreement:

•	The termination of Mr. Buckland’s employment with the Company will be considered a termination pursuant to Section 5.04 of the Employment Agreement;
•	In lieu of the notice required by Section 5.04 of the Employment Agreement, Mr. Buckland will be paid for the 15 working days during the period from April 5 to April 26, 2006; and
•	Pursuant to Section 5.06 of the Employment Agreement, Mr. Buckland will be paid severance totaling $612,000, to be paid in bi-weekly installments through April 27, 2007.

The Termination Agreement contains customary mutual releases pursuant to which the Company and Mr. Buckland agree to waive certain claims that they may have against one another.

Under the terms of the Employment Agreement, Mr. Buckland had been granted an option to purchase 50,000 shares of common stock of the Company on January 20, 2006, which options were to vest in three equal annual installments over three years. Due to the termination of Mr. Buckland’s employment with the Company, these options will not vest. Following the termination of his employment with the Company, Mr. Buckland is subject to non-compete restrictions.

A copy of the Termination Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
10.1	Termination Agreement and General Release between the Company and Arthur R. Buckland dated as of May 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, lTD.

Date: May 12, 2006	By:	/s/ David J. DeNeve
David J. DeNeve Senior Vice President and Chief Financial Officer